                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                               MASCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               MASCO CORPORATION
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               MASCO CORPORATION
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  DATE:   MAY 17, 2000
  TIME:   2:00 P.M.
  PLACE:  MASCO CORPORATION
          21001 VAN BORN ROAD
          TAYLOR, MICHIGAN 48180

The purposes of the Annual Meeting are:

     1. To elect three Class III Directors;

     2. To consider and act upon a proposal to approve the amendment of the Company's 1991 Long Term Stock Incentive Plan;

     3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2000; and

     4. To transact such other business, including a stockholder proposal, as may properly come before the meeting.

     Stockholders of record at the close of business on March 31, 2000 are entitled to vote at the Meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the Meeting, you can be sure your shares are represented at the Meeting by promptly voting and submitting your proxy by telephone, by Internet, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                      /s/ Eugene A. Gorgaro, Jr.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

April 24, 2000

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 17, 2000

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 17, 2000 at 2:00 P.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 24, 2000.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,500, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 31, 2000 will be entitled to vote at the Meeting. On that date, there were 447,418,003 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote. The Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock, is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.

     Stockholders can ensure that their shares are voted at the Meeting by submitting proxy instructions by telephone, by Internet, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the Meeting and vote. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the procedures that have been established comply with applicable law. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by delivering a subsequent proxy, or by notifying the Company in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180).

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class III Directors expires at this meeting and the Board of Directors proposes the re-election of Thomas G. Denomme, Mary Ann Krey and Richard A. Manoogian as Class III Directors.

     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2001, 2002 and 2003, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the Meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore, will not affect the election.

     Information concerning the nominees and continuing Directors is set forth below.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
                       CLASS I (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2001)

Wayne B. Lyon..........................    Mr. Lyon, 67, has served as Chairman since its formation
  Chairman of LifeStyle Furnishings        in 1996 and also served as its President and Chief
  International Ltd.                       Executive Officer until early 2000. Previously, he served
  Director since 1988.                     the Company as a Group Vice President beginning in 1972,
                                           was named Executive Vice President and Chief Operating
                                           Officer in 1974 and served as President and Chief
                                           Operating Officer from 1985 until 1996. Mr. Lyon is also a director of Comerica Incorporated, Furnishings
                                           International Inc. and Emco Limited. He is a trustee of
                                           Cranbrook Educational Community.

Arman Simone...........................    Mr. Simone, 72, is involved in various philanthropic
  Retired President of Simone              endeavors focusing on children, education and alternative
  Corporation, commercial builders         medicine.
  and developers. Director from 1952 to
  1969 and since 1972.

Peter W. Stroh.........................    Mr. Stroh, 72, served as Chairman of the Board and Chief
  Retired Chairman and Chief               Executive Officer of The Stroh Companies, Inc. from 1990
  Executive Officer of The Stroh           until August 1997. He served as the Chief Executive
  Companies, Inc., parent company of       Officer of The Stroh Brewery Company from 1980 until 1994
  The Stroh Brewery Company.               and as its Chairman from 1982 until December 1997. He is a
  Director since 1992.                     director of Detroit Renaissance and the Detroit Economic
                                           Growth Corporation, as well as a member of the Board of
                                           Visitors, Nicholas School of the Environment at Duke
                                           University, a trustee of the Alcoholic Beverage Medical
                                           Research Foundation and a trustee of the McGregor Fund.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
                       CLASS II (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2002)

Joseph L. Hudson, Jr...................    Mr. Hudson, 68, was elected in 1956 as a trustee of the
  Trustee, Hudson-Webber Foundation,       Hudson- Webber Foundation and subsequently served as
  philanthropic                            Chairman until 1996. Mr. Hudson was Vice President of the
  organization. Director since 1996.       J.L. Hudson Company beginning in 1957, was named President and Chief Executive Officer in 1961, and Chairman in 1972.
                                           Upon the merger of that company with Dayton's of
                                           Minneapolis in 1969, he served as Vice Chairman and
                                           director of the Dayton Hudson Corporation, retiring in
                                           1981. He served as the first President and Chief Executive
                                           Officer of The Detroit Medical Center from 1985 until his
                                           retirement in 1990. Mr. Hudson is Vice President of the
                                           City of Detroit Arts Commission. He is founding Chairman
                                           of the Community Foundation for Southeastern Michigan;
                                           Active Honorary Trustee and founding Chairman of New
                                           Detroit, Inc.; and a director of Detroit Renaissance.

Verne G. Istock........................    Mr. Istock, 59, joined NBD Bank in 1963 and served as Vice
  President of Bank One Corporation.       Chairman and director of NBD Bank and its parent, NBD
  Director since 1997.                     Bancorp, from 1985 until he was named Chairman and Chief
                                           Executive Officer in 1994. Upon the merger of NBD and
                                           First Chicago Corporation in December 1995, he was named
                                           President and Chief Executive Officer of First Chicago NBD
                                           Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Banc One
                                           Corporation in October 1998, he was named Chairman of the
                                           Board of Bank One Corporation. In October 1999 he
                                           relinquished the title of Chairman and was named President of Bank One. He presently also serves as President and a
                                           director of Bank One N.A. and Chairman and Chief Executive
                                           Officer of Bank One, Michigan. Mr. Istock is a director of
                                           Kelly Services, Inc. and The Federal Reserve Bank of
                                           Chicago. He is a director of Detroit Renaissance, the
                                           Greater Downtown Partnership in Detroit, The Economic Club
                                           of Detroit and the Illinois Business Roundtable, and is a
                                           member of the Michigan Business Roundtable. Mr. Istock is
                                           also a director of the Chicago Council on Foreign
                                           Relations, a director of the United Way/Crusade of Mercy,
                                           Chicago, a principal of Chicago United, a member of The
                                           Commercial Club of Chicago and The Economic Club of
                                           Chicago. He is a past director of the Financial Services
                                           Roundtable and the International Monetary Conference.

Raymond F. Kennedy.....................    Mr. Kennedy, 57, was elected President and Chief Operating
  President and Chief Operating            Officer of the Company in August 1996. He joined the
  Officer of Masco Corporation.            Company in 1978 as President of Delta Faucet Company and
  Director since 1998.                     served as a Group President from 1983 to 1989 when he was
                                           promoted to President -- Building Products. In 1995 he
                                           became the Company's Executive Vice President. Previously,
                                           Mr. Kennedy held a number of positions at AMF, Inc.,
                                           including Presidencies of Skamper Corp., and AMF's Wheel
                                           Goods Division. He serves as a director of Emco Limited,
                                           Flint Ink Corporation, University of Notre Dame Library
                                           Council and City of Hope.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
John A. Morgan.........................    Mr. Morgan, 69, has been Managing Director of Morgan Lewis
  Managing Director, Morgan Lewis          Githens & Ahn, Inc. since founding that firm in 1982. From
  Githens & Ahn, Inc.,                     1977 to 1982, he was Vice Chairman of Smith Barney, Harris
  investment bankers. Director             Upham & Co., Inc., in charge of the firm's merger and
  since 1969.                              acquisition activities, a member of the executive
                                           committee and a director of Smith Barney International
                                           Inc. Prior to becoming Vice Chairman of Smith Barney, Mr.
                                           Morgan had been Senior Vice President in charge of the
                                           Corporate Finance Department. He was a director of TriMas
                                           Corporation from 1989 until it was acquired by MascoTech,
                                           Inc. in January 1998. He is currently a director of
                                           Furnishings International Inc. and MascoTech, Inc. He also serves as a trustee of the Provident Loan Society of New
                                           York.
                CLASS III (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2003)

Thomas G. Denomme......................    Mr. Denomme, 60, served as Vice Chairman and Chief
  Retired Vice Chairman and Chief          Administrative Officer of Chrysler Corporation from 1994
  Administrative Officer of Chrysler       until he retired in December 1997 and had been a director
  Corporation. Director since 1998.        of Chrysler Corporation since 1993. He joined Chrysler
                                           Corporation in 1980 and was elected Vice
                                           President -- Corporate Strategic Planning in 1981,
                                           Executive Vice President -- Corporate Staff Group in 1991,
                                           and Executive Vice President and Chief Administrative
                                           Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing
                                           Policy and Strategy Office and Director, Sales Operations
                                           Planning. He is the immediate past Chairman of the Board
                                           of Trustees of the University of Detroit-Mercy. He is also
                                           Chairman of the Michigan Gaming Control Board. Mr. Denomme
                                           is a director of William Beaumont Hospital, the Michigan
                                           Thanksgiving Parade Foundation, Pro-Air, Inc. and
                                           Operation Outreach, USA, a children's literacy program.

Mary Ann Krey..........................    Ms. Krey, 52, joined Krey Distributing Company as
  Chairman and Chief Executive             Secretary in 1978 and has served Krey Distributing Company
  Officer of Krey Distributing             in her present positions since 1987. She also serves as a
  Company, beverage distribution           director of Commerce Bancshares, Inc. and Laclede Gas
  firm. Director since 1997.               Company. Ms. Krey is also a director of the St. Louis
                                           Children's Hospital, St. Louis Symphony and St. Louis
                                           Variety Club. She is an executive board member of United
                                           Way Community Services, a member of Washington University
                                           Board of Trustees and serves as Chairman of the Board of
                                           Trustees of the St. Louis Art Museum. Ms. Krey received
                                           the Washington University 1996 Distinguished Alumni Award
                                           and was named 1994 Woman of the Year by the St. Louis
                                           Variety Club. Ms. Krey is also the recipient of the 2000
                                           John H. Poelker Award in recognition of her charitable
                                           activities in St. Louis.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
Richard A. Manoogian...................    Mr. Manoogian, 63, joined the Company in 1958, was elected
  Chairman of the Board and Chief          Vice President and a Director in 1964 and President in
  Executive Officer of the Company         1968 and has served as Chairman and Chief Executive
  and Chairman of the Board of             Officer since 1985. He has also served as Chairman and a
  MascoTech, Inc. Director since 1964.     director of MascoTech, Inc. since its formation in 1984
                                           and until January 1998 as its Chief Executive Officer. He
                                           was Chairman of the Board of TriMas Corporation from 1989
                                           until it was acquired by MascoTech, Inc. in January 1998.
                                           He is also a director of Bank One Corporation, MSX
                                           International, Inc., Detroit Renaissance and The American
                                           Business Conference, Chairman of the Detroit Institute of
                                           Arts Board of Directors and a trustee of the Archives of
                                           American Art (Smithsonian Institute), Center for Creative
                                           Studies, The Fine Arts Committee of the State Department,
                                           Trustees Council of the National Gallery of Art, Armenian
                                           General Benevolent Union, Detroit Investment Fund and the
                                           Henry Ford Museum and Greenfield Village.

     Further information concerning MascoTech, Inc. is set forth in "Certain Relationships and Related Transactions."

     The Board of Directors held six meetings during 1999. The Audit Committee of the Board of Directors, consisting of Messrs. Hudson, Istock, Stroh, and Denomme, held four meetings during 1999. It reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Ms. Krey and Messrs. Morgan, Simone and Stroh, held four meetings during 1999. This Committee establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Nominating Committee of the Board of Directors, consisting of Messrs. Hudson, Lyon, Morgan and Stroh, was established to identify and consider candidates to serve as Directors of the Company. During 1999, the Committee members participated in several conferences relating to possible candidates. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

COMPENSATION OF DIRECTORS

     Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), one-half of the cash compensation formerly paid to non-employee Directors was replaced with an annual vesting of shares of restricted stock. Pursuant to the Directors Stock Plan, each non-employee Director received an award of Company Common Stock to vest over a five-year period in 20 percent annual installments. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and the value equaled five years of the replaced cash compensation. All non-employee Directors in February 1997 (Messrs. Hudson, Lyon, Morgan, Simone and Stroh) each received awards of 6,940 shares at that time. Ms. Krey and Mr. Istock were each awarded 6,000 shares following their election at the 1997 Annual Meeting, and Mr. Denomme was awarded 4,100 shares following his election at the 1998 Annual Meeting. Each of the above awards had a value of approximately $118,750, reflecting a $25,000 payment for each of five years with proration for their partial first years of service. For 1999, non-employee Directors each received a cash fee of $25,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended if not held on a date on which the entire Board met). The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each annual meeting of a non-qualified option to purchase 8,000 shares of Company Common Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may be exercised for only a limited period of time following termination of service as a non-employee Director.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 15, 2000 by (i) each of the nominees and current Directors, (ii) each of the named executive officers, (iii) all Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                 SHARES OF      PERCENTAGE OF
                                                                  COMPANY          COMPANY
                                                                COMMON STOCK    COMMON STOCK
                                                                BENEFICIALLY    BENEFICIALLY
                            NAME                                   OWNED            OWNED
                            ----                                ------------    -------------
Thomas G. Denomme(1)........................................         21,700            *
Joseph L. Hudson, Jr.(1)....................................         13,740            *
Verne G. Istock(1)..........................................         12,800            *
Raymond F. Kennedy(2).......................................        771,202            *
Mary Ann Krey(1)............................................         12,800            *
John R. Leekley(2)(3).......................................        356,897            *
Wayne B. Lyon(1)(2)(3)......................................        701,442            *
Richard A. Manoogian(2)(3)..................................     10,136,290          2.3%
John A. Morgan(1)...........................................         14,940            *
Richard G. Mosteller(2).....................................        326,588            *
Robert B. Rosowski(2).......................................        162,171            *
Arman Simone(1).............................................        155,884            *
Peter W. Stroh(1)...........................................         15,365            *
All 17 Directors and executive officers of the Company as a
  group (excluding subsidiary, divisional and group
  executives)(1)(2)(3)......................................     13,399,283          3.0%
FMR Corp.(4)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................     25,258,351          5.6%
AXA Financial, Inc.(5)
(formerly known as The Equitable Companies Incorporated)
  1290 Avenue of the Americas
  New York, New York 10104..................................     22,905,478          5.2%
Buckingham Limited Partnership(6)
  c/o James A Rutledge
  Bricker & Eckler, LLP
  100 South Third Street
  Columbus, Ohio 43215......................................     26,173,979          5.9%
The Beverley Settlement(6)
  c/o The Bank of New York Trust Company (Cayman) Limited
  Attention: J. Norman A. Wylie
  1290 Avenue of the Americas
  New York, New York 10104..................................     15,456,337          3.5%

-------------------------
  * Less than one percent

(1) Includes unvested restricted stock award shares held under the Company's 1997 Non-Employee Directors Stock Plan (2,592 for Mr. Denomme; 2,776 for each of Messrs. Hudson, Lyon, Morgan, Simone and Stroh; 2,520 for each of Mr. Istock and Ms. Krey; and 21,512 for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 2000 upon exercise of stock options issued under such Plan (1,600 for Mr. Denomme; 4,800 for each of Messrs. Hudson, Istock, Lyon, Morgan, Simone, Stroh and Ms. Krey; and 35,200 for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised option shares.

(2) Includes unvested restricted stock award shares held under the Company's stock incentive plans (425,241 shares for Mr. Kennedy; 91,131 shares for Mr. Leekley; 23,960 shares for Mr. Lyon; 315,527 for Mr. Manoogian; 79,138 shares for Mr. Mosteller; 41,194 shares for Mr. Rosowski; and 1,172,495 shares for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 2000 upon exercise of stock options (140,228 shares for Mr. Kennedy; 210,362 shares for Mr. Leekley; 551,912 shares for Mr. Lyon; 2,003,882 shares for Mr. Manoogian; 120,041 shares for Mr. Mosteller; 50,000 shares for Mr. Rosowski; and 3,401,897 shares for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(3) Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 3,319,800 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 1,429,000 shares held by a trust for which he serves as a trustee. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 26,802 shares owned by a charitable foundation for which Mr. Lyon serves as a director. Shares owned by Mr. Leekley and by all Directors and executive officers of the Company as a group include 12,082 shares held by a trust for which Mr. Leekley serves as a trustee. Shares owned by all Directors and executive officers of the Company as a group include 28,820 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian, Lyon and Leekley and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such shares.

(4) Based on a Schedule 13G dated January 10, 2000 and filed with the Securities and Exchange Commission ("SEC") by FMR Corp. and certain of its affiliates, at December 31, 1999, 25,258,351 shares were owned by Fidelity Management & Research Company and Fidelity Management Trust Company, subsidiaries of FMR Corp. which provide investment advisory services to investment companies and investment management services to institutional accounts. FMR Corp., through control of the subsidiaries, has sole dispositive power over 23,168,678 shares and sole voting power over 1,692,512 shares, but no voting power over the balance of the shares held by various investors. In addition, an affiliate of FMR Corp. has sole voting and investment power over 76,941 shares.

(5) Based on a Schedule 13G dated February 10, 2000 and filed with the SEC by AXA Financial, Inc. and certain of its affiliates, at December 31, 1999, 22,775,578 shares were owned by subsidiaries of AXA Financial, Inc. on behalf of client discretionary investment advisory accounts with the following powers with respect thereto: 9,547,695 with sole voting power; 22,709,724 with sole dispositive power; 8,871,954 with shared voting power; and 51,554 with shared dispositive power. An additional 129,900 shares are owned by other subsidiaries and affiliates of AXA Financial, Inc. for investment purposes.

(6) Based on a Schedule 13G dated September 10, 1999 and filed with the SEC by Buckingham Limited Partnership ("Buckingham"), Cabinets Today, Inc. (the general partner of Buckingham), Windsor Trust (sole shareholder of Cabinets Today, Inc.) and Malcolm S. Healey (grantor of the Windsor Trust) (collectively, the "Buckingham Reporting Entities") each of the Buckingham Reporting Entities may be deemed under Rule 13d-3 of the Securities Exchange Act of 1934 (the "34 Act") to beneficially own and to share voting and dispositive power over 26,173,979 shares. The Beverley Settlement, a trust established for the benefit of Malcolm Healey's family, possesses sole voting and dispositive power with respect to 15,456,337 shares. Mr. Healey may be deemed under Rule 13d-3 of the 34 Act to beneficially own the shares held by The Beverley Settlement. Mr. Healey and each of the Buckingham Reporting Entities disclaim beneficial ownership as to the shares held by The Beverley Settlement and The Beverley Settlement disclaims beneficial ownership of the shares held by Buckingham. The Company issued these shares in connection with its acquisition of the Mill's Pride companies in 1999. See "Certain Relationships and Related Transactions."

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     In 1999 Masco Corporation achieved record sales, income and earnings per share. The Compensation Committee believes that its strategy of linking a significant portion of compensation to Company performance has played a significant role in these achievements. The Committee believes that its current compensation strategy closely aligns officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality executive management team. The key components of this strategy as it applies to officers are described below.

COMPENSATION PROGRAMS TO ENHANCE STOCKHOLDER VALUE

     The Company's Chairman and Chief Executive Officer, Richard A. Manoogian, received an annual salary of $1 in 1999, an arrangement that began January 1, 1996. At that time, Mr. Manoogian requested that his annual salary and bonus of approximately $1.4 million be reduced to $1 to demonstrate his commitment to enhance stockholder value and his personal disappointment with the Company's stock price performance in prior years. In support of Mr. Manoogian's commitment to increase stockholder value, in mid-1996 the other executive officers and group executives of the Company volunteered an effective fifteen percent reduction in their base salaries, which were then frozen at the lower level. Salaries and bonus for executive officers and group executives remained frozen until January 1, 1999. From 1996 through 1998, the Committee implemented its strategy of more closely aligning executives' interests with those of stockholders by offsetting the reductions in cash compensation with stock incentives consisting of restricted stock awards with vesting based on Company Common Stock share price reaching record levels and stock options which these recipients pledged not to exercise unless record share price levels were attained. As the price of Company Common Stock reached such record levels these stock awards began vesting and the holders of these options were able to exercise them consistent with their pledges. The Compensation Committee's long-term philosophy is reflected in the fact that full realization of the value of these stock incentives is generally subject to a long-term vesting schedule, even though share price targets were attained.

     In 1998, the Committee undertook a general review of the Company's compensation programs and the Company's performance, including sales, earnings, and profit margins as well as share prices, over the prior three years. Given management's commitment to enhancing stockholder value and the resulting record performance of the Company and Company Common Stock since 1996, the Committee decided to end the freeze on salaries and bonuses of executive officers and group executives as of January 1, 1999, and to restore such individuals' cash compensation to normal levels. In recognition of Mr. Manoogian's performance, the Committee believed it appropriate to restore Mr. Manoogian's cash compensation to normal levels as well; however, Mr. Manoogian requested that his annual salary remain at $1 to demonstrate to stockholders his continuing commitment to enhancing stockholder value. The Committee granted Mr. Manoogian a bonus for 1999 of $2,000,000, based on the performance of the Company during 1999.

     In order to further align the interests of management and stockholders, in late 1999, the Committee established for executive management a cash bonus incentive opportunity conditioned upon Company Common Stock reaching new record price targets. Under this program, the officers would receive a cash payment of up to 20% of their base salary if a share price target of $40 is attained in 2000, and an additional 20% payment if a price of $50 is attained by the end of 2001.

     Executive officers (including Mr. Manoogian), group executives and key corporate and operating employees received restricted stock awards in 1999 under the Company's annual long-term incentive compensation program based on the operating results of the Company, which generally vest in ten percent annual installments over a period of ten years from the date of grant. The terms of these awards are more fully described below. No original stock options were granted to executive officers or group executives in 1999. (Certain of these individuals did receive restoration options upon the exercise of previously held stock options. As described more fully below, a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.)

     Although Company Common Stock has historically been a major part of compensation for key employees because of its inherent alignment with the interests of stockholders, the Compensation Committee believes that, by directly linking a portion of compensation to the attainment of record share prices of

Company Common Stock, the arrangements implemented in the past few years more directly align officers' and other key employees' interests with those of stockholders. The Committee's strategy includes the continued use of Company Common Stock in the future. Because the compensation strategy includes a variety of components, the terms and conditions of future options and awards may vary from those granted in the past. The customary terms and conditions of restricted stock awards and stock options not tied to share price targets are described below under "General Compensation Information."

     In order to formalize the Board's policy of encouraging stock ownership by officers and require executives to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for officers. The guidelines require the Chief Executive Officer to own stock with a value of at least five times base pay; the President to own stock with a value of at least four times base pay; Senior Vice Presidents to own stock with a value of at least three times base pay; and all other officers to own stock with a value of at least two times base pay. Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.

GENERAL COMPENSATION INFORMATION

     Compensation arrangements for executive officers generally consist of a blend of base salary, annual cash bonus and long-term incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices and trends within the Company's industries (companies that are part of the Standard & Poor's Building Materials Index). In addition, the Committee reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries for executive officers historically have been adjusted annually by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. The ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. The Company's performance for the particular year and the Company's prospects are more significant factors in determining ranges for year-end bonuses than in determining salary ranges. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. Salary and bonus determinations may vary from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. Historically, the potential cash bonus opportunity for executive officers has been up to fifty percent or more of base salary. For 1999, bonuses paid to executive officers (other than Mr. Manoogian) were generally fifty percent of base salary. Restricted stock awards and stock options granted under the 1991 Long Term Stock Incentive Plan (the "1991 Plan") are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for executives for annual restricted stock awards under the Company's restricted stock award program, which is contingent upon the Company's performance during the preceding year, ranges from thirty percent of base salary for senior executives to ten percent of base salary for participating salaried employees. In addition, supplemental restricted stock awards are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the cost related to these awards is more consistent and less variable, as well as to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock-related compensation.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant, except for those awards described above with vesting tied to the achievement of share price targets. In general, vesting is contingent on a continuing employment or post-employment consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company.

     Original stock option grants made under the 1991 Plan have generally vested in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment or consulting relationship of the participant. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, when exercised, raise additional equity for the Company. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is, however, deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. Restoration options were granted in 1999 to certain of the executive officers in connection with such individuals' exercise of original stock options. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him or her whole for such excise tax.

     In addition to the stock-based programs noted above, most Company salaried employees participate in defined contribution profit-sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions and accruals for the profit-sharing plan in which executive officers participate have ranged from four percent to seven percent of participants' base salary. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore tax deductible. In order for stock options and cash bonuses to qualify as deductible under Section 162(m), Mr. Morgan does not participate in any Committee decisions relating to the granting of options and cash bonuses to the named executive officers. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation program, and although compensation may in some circumstances exceed the limitation of Section 162(m), the Committee believes that the tax deduction lost on account of any such excess compensation will be insignificant for the foreseeable future.

                                                Peter W. Stroh, Chairman
                                                Mary Ann Krey
                                                John A. Morgan
                                                Arman Simone

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 1999, 1998 and 1997. Mr. Manoogian's salary for 1999 was $1, a rate which has been in effect since January 1996 when Mr. Manoogian requested that his annual salary be reduced. See "Executive Compensation Committee Report". The information below regarding stock awards and options has been adjusted to reflect a 100 percent stock distribution effected in July 1998.

                                                                       LONG-TERM
                                                                  COMPENSATION AWARDS
                                                                -----------------------
                                      ANNUAL COMPENSATION(1)    RESTRICTED   SECURITIES
                                      -----------------------     STOCK      UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY        BONUS      AWARDS(2)     OPTIONS         COMPENSATION(3)
---------------------------    ----    ------        -----      ----------   ----------       ---------------
Richard A. Manoogian(4)......  1999   $      1    $2,000,000    $  261,000   1,716,381(5)        $158,000
  Chairman of the Board        1998          1             0     6,149,000     223,461(5)         188,000
  and Chief Executive          1997          1             0       210,000   2,000,000            133,000
  Officer
Raymond F. Kennedy...........  1999   $975,000    $  600,000    $  178,000     110,763(5)        $150,000
  President and Chief          1998    675,000       338,000     3,239,000     140,228(5)         145,000
  Operating Officer            1997    675,000       338,000       158,000     600,000            116,000
                                                                               126,320(5)
Richard G. Mosteller.........  1999   $628,000    $  320,000    $  124,000      34,344(5)        $123,000
  Senior Vice President        1998    470,000       235,000       449,000      72,041(5)         128,000
  Finance                      1997    470,000       235,000       110,000     280,000             98,000
                                                                                73,164(5)
John R. Leekley..............  1999   $614,000    $  314,000    $  113,000           0           $101,000
  Senior Vice President        1998    432,000       216,000       414,000      15,362(5)         100,000
  and General Counsel          1997    432,000       216,000       678,000     280,000             79,000
Robert B. Rosowski...........  1999   $350,000    $  180,000    $   63,000           0           $ 54,000
  Vice President               1998    254,000       127,000       230,000           0             52,000
  Controller & Treasurer       1997    239,000       120,000        56,000     100,000             40,000

-------------------------

(1) Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Vesting of all shares is generally contingent on a continuing employment or consulting relationship with the Company. The following number of shares were awarded to the named executive officers in 1999: Mr. Manoogian -- 9,030 shares; Mr. Kennedy -- 6,150 shares; Mr. Mosteller -- 4,280 shares; Mr. Leekley -- 3,930 shares; and Mr.
    Rosowski -- 2,180 shares. All of the restricted stock awards made to the named executive officers in 1999 and 1997, and a portion of the awards made in 1998, generally vest over a period of ten years from the date of grant with ten percent of each award vesting annually and with vesting contingent on a continuing employment or consulting relationship with the Company. A ten percent vesting of a portion of the 1998 awards was triggered when the price of Company Common Stock reached $30 per share prior to February 12, 1999, with the balance vesting in ten percent annual installments beginning on the later of February 12, 2003 or after the recipients attain age 65; however, vesting of part or all of the balance in ten percent annual installments begins earlier if Company Common Stock attains certain price targets ($35, $40, $45 and $50 per share) by specified dates within a five year period. As of December 31, 1999, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were:
    Mr. Manoogian -- 331,346 shares valued at $8,408,000; Mr. Kennedy -- 436,018 shares valued at $11,064,000; Mr. Mosteller -- 79,762 shares valued at $2,024,000; Mr. Leekley -- 93,954 shares valued at $2,384,000; and Mr.
    Rosowski -- 41,060 shares valued at $1,042,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column includes (a) Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers (for 1999: Mr. Manoogian -- none; Mr.
    Kennedy -- $68,000; Mr. Mosteller -- $44,000; Mr. Leekley -- $43,000; and
    Mr. Rosowski -- $25,000); and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989 (in 1999: Mr. Manoogian -- $158,000; Mr.
    Kennedy -- $82,000; Mr. Mosteller -- $79,000; Mr. Leekley -- $58,000; and
    Mr. Rosowski -- $29,000). For further information regarding these rights, see "Certain Relationships and Related Transactions."

(4) Mr. Manoogian received $1 from MascoTech as its Chairman of the Board for 1999.

(5) These options are restoration options granted upon the exercise of previously held stock options. No original options were granted to the named executive officers in 1999 and 1998. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

OPTION GRANT TABLE (RESTORATION OPTIONS)

     Only restoration options were granted to the named executive officers in 1999. The following table sets forth information regarding these grants. Restoration options are equal to the number of shares delivered to exercise prior options. The exercise price of restoration options is equal to the market value of Company Common Stock on the date the original options were exercised.

                                                   INDIVIDUAL GRANTS
                                   --------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                   NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                                   SECURITIES     OPTIONS                                 STOCK PRICE APPRECIATION
                                   UNDERLYING    GRANTED TO                                   FOR OPTION TERM
                                    OPTIONS      EMPLOYEES     EXERCISE    EXPIRATION    --------------------------
             NAME                   GRANTED       IN 1999       PRICE         DATE           5%             10%
             ----                  ----------    ----------    --------    ----------        --             ---
Richard A. Manoogian...........    1,383,966        40.2%      $ 29.625     4/18/06      $17,399,000    $40,824,000
                                      64,810         1.9%      $ 29.625     5/22/06      $   825,000    $ 1,941,000
                                     131,645         3.8%      $ 29.625     5/21/07      $ 1,956,000    $ 4,727,000
                                      98,128         2.8%      $ 25.375     2/28/01      $   157,000    $   315,000
                                      37,832         1.1%      $ 25.375     5/22/06      $   358,000    $   824,000
Raymond F. Kennedy.............       43,399         1.3%      $28.6872     2/28/01      $    81,000    $   163,000
                                       9,847          .3%      $28.6872     5/18/05      $    87,000    $   195,000
                                      16,732          .5%      $28.6872     5/22/06      $   179,000    $   412,000
                                      40,785         1.2%      $28.6872     5/21/07      $   517,000    $ 1,221,000
Richard G. Mosteller...........       34,344         1.0%      $27.1875     2/28/01      $    59,000    $   118,000
John R. Leekley................            0
Robert B. Rosowski.............            0

     Securities and Exchange Commission regulations require information as to the potential realizable value of each of these options, assuming that the market price of Company Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of five percent and ten percent. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 1999 by each named executive officer and the value at December 31, 1999 of unexercised options held by such individuals under the Company's stock option plans. At December 31, 1999, when the closing price of Company Common Stock was $25 3/8 per share, the value of unexercised options reflects any increase in market value of Company Common Stock from the date of grant (from February, 1991 to November, 1999, with grant date market prices ranging from $10 3/8 to $30). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 1999, AND DECEMBER 31, 1999 OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                       OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                  SHARES                           DECEMBER 31, 1999               DECEMBER 31, 1999
                                 ACQUIRED         VALUE       ----------------------------    ----------------------------
NAME                            ON EXERCISE     REALIZED      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
----                            -----------     --------      -------------    -----------    -------------    -----------
Richard A. Manoogian........     2,620,000     $26,073,000      2,155,960       2,003,882      $13,338,000     $1,175,000
Raymond F. Kennedy..........       230,000     $ 3,435,000        920,763         140,228      $ 6,139,000     $        0
Richard G. Mosteller........        90,000     $ 1,468,000        398,344         120,041      $ 2,629,000     $  352,000
John R. Leekley.............             0     $         0        350,000         210,362      $ 2,497,000     $2,110,000
Robert B. Rosowski..........       120,000     $ 2,160,000        150,000          50,000      $ 1,126,000     $  399,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                              YEARS OF SERVICE(1)
--------------------------------------------------------------------------------
REMUNERATION(2)      5         10         15         20         25         30
---------------   -------   --------   --------   --------   --------   --------
  $  200,000      $11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
     400,000       22,580     45,161     67,741     90,321    112,902    135,482
     600,000       33,870     67,741    101,611    135,482    169,352    203,223
     800,000       45,160     90,321    135,482    180,643    225,803    270,964
   1,000,000       56,451    112,902    169,352    225,803    282,254    338,705
   1,200,000       67,741    135,482    203,223    270,964    338,705    406,446

-------------------------

(1) The plans provide for credit for employment with any of the Company or MascoTech and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a MascoTech plan. The table does not depict Code limitations on tax-qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Manoogian and Mr. Mosteller -- 30 (the maximum credited service); Mr. Kennedy -- 22; Mr. Leekley -- 24; and Mr. Rosowski -- 28.

(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Chairman of the Board (and approved by the Compensation Committee) to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans, and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (base salary and regular year-end cash bonus or equivalent estimates where cash compensation has been reduced by agreement with the Company). Participants are limited to an annual payment under this plan, which when combined with benefits under the Company's non-qualified plan, may not exceed a maximum, currently approximately $412,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The named executive officers participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Materials Index ("S&P Building Materials Index") for the period from January 1, 1995 through December 31, 1999, when the closing price of Company Common Stock was $25.375 per share (on April 18, 2000 the closing price was $22 1/4 per share). The graph assumes investments of $100 on December 31, 1994 in Company Common Stock, the S&P 500 Index and the S&P Building Materials Index and the reinvestment of dividends.
[Masco Performance Graph]

                                                                                                         S&P BUILDING MATERIALS
                                                    MASCO CORPORATION             S&P 500 INDEX                   INDEX
                                                    -----------------             -------------          ----------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     141.10                      137.12                      135.18
1996                                                     166.27                      168.22                      162.02
1997                                                     237.79                      223.90                      188.41
1998                                                     272.77                      287.35                      209.44
1999                                                     245.02                      347.36                      168.34

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1994 in each of Company Common Stock, the S&P 500 Index and the S&P Building Materials Index, and the reinvestment of dividends.

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Masco Corporation                   $100.00      $141.10      $166.27      $237.79      $272.77      $245.02
 S&P 500 Index                       $100.00       137.12       168.22       223.90       287.35       347.36
 S&P Building Materials Index        $100.00       135.18       162.02       188.41       209.44       168.34

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Mary Ann Krey, John A. Morgan, Arman Simone, and Peter W. Stroh. Verne G. Istock, a Director of the Company, is the President of Bank One Corporation. Mr. Manoogian, an executive officer of the Company, is one of six members of the Organization, Compensation and Nominating Committee of the Board of Directors of Bank One Corporation, but recuses himself from any decisions relating to Mr. Istock's compensation. From time to time Morgan Lewis Githens & Ahn, Inc., of which Mr. Morgan is Managing Director, performs investment banking and other related services for the Company and MascoTech. Fees paid by the Company in 1999 to such firm for financial advisory services rendered in 1998 were $1.6 million, plus expenses. Fees payable by the Company to such firm for financial advisory services rendered in 1999, including services in connection with certain significant acquisitions, are anticipated to be approximately $2 million, plus expenses. The Company has committed to invest up to $50 million (of which approximately $13 million has been invested) in a private equity fund whose investment activities are managed by the fund's sole general partner, Long Point Capital Partners, LLC ("Long Point"). The objective of the fund will be to make leveraged acquisitions or investments in the United States. Mr. Morgan is one of the principals of Long Point, and Mr. Morgan and Mr. Manoogian (who has no personal financial interest in the fund) serve on an investment committee that advises on possible investments by the fund. Long Point is entitled to receive an annual fee equal to two percent of the aggregate commitments of all investors to the fund during a specified commitment period and thereafter is entitled to receive an annual fee equal to two percent of the fund's invested capital. The Company was obligated to pay additional fees of $500,000 for 1999 and is obligated to pay additional fees of $300,000 for 2000. Long Point will generally be entitled to a twenty percent "carried interest" on the profits on investments by the fund. The Company has invested $3 million in Long Point, which will entitle the Company to a certain percentage of this carried interest earned by Long Point. In addition to the potential capital appreciation from the Company's investment in the fund and the Company's share in the carried interest on the fund's profits, the Company expects to receive additional benefits from this investment with its right of first refusal with respect to any investments by the fund in the home improvement, building products and related services industries. The Company believes that the terms of its investment in the fund are comparable to or better than the terms applicable to investments in other equivalent funds.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MASCOTECH, INC.

     The Company owns approximately 17 percent of MascoTech, Inc. (formerly Masco Industries, Inc.), a diversified industrial manufacturing company utilizing advanced metalworking capabilities to supply metal formed components used in vehicle engine and drivetrain applications, specialty fasteners, towing systems, packaging and sealing products and other industrial products. MascoTech was formed in a 1984 restructuring of the Company.

     The Company is a party to certain agreements with MascoTech as described below.

CORPORATE SERVICES AGREEMENT

     Under a Corporate Services Agreement, the Company provides MascoTech and its subsidiaries with office space for executive offices, use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for MascoTech's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from the Company's performance of research and development services on behalf of MascoTech. Approximately $6.4 million has been charged to MascoTech by the Company for 1999, in accordance with the terms of the agreement, which renews automatically for one-year periods, unless terminated by either party upon at least 90 days' notice before any October 1 renewal date.

CORPORATE OPPORTUNITIES AGREEMENTS

     The Company and MascoTech are parties to a Corporate Opportunities Agreement which addresses potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into acquisitions, joint ventures or similar transactions involving businesses in which the other party is engaged without the consent of the other party. It renews automatically from year to year, unless terminated by either party at least 90 days before any October 1 renewal date.

STOCK REPURCHASE AGREEMENT

     Under a Stock Repurchase Agreement, the Company has the right to sell to MascoTech, at a price based on fair market value, shares of MascoTech common stock upon certain events that would result in the Company's ownership of MascoTech common stock exceeding 49 percent of MascoTech's then outstanding shares. Such events include repurchases of MascoTech common stock initiated by MascoTech or any of its subsidiaries and reacquisitions of MascoTech common stock through forfeitures of shares previously awarded by MascoTech pursuant to its employee stock incentive plans. In each case MascoTech has control over the amount of MascoTech common stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. The Company's rights expire 30 days from the date the notice of an event is given by MascoTech to the Company. In view of the Company's current level of share ownership in MascoTech, the Company does not anticipate that this right will ever be invoked.

RIGHT OF FIRST REFUSAL

     In connection with MascoTech's 1996 purchase from the Company of MascoTech common stock and warrants, the Company granted MascoTech a right of first refusal, which expires September 30, 2000, to purchase the remaining shares of MascoTech common stock held by the Company.

ASSUMPTION AND INDEMNIFICATION AGREEMENTS

     Under an Assumption and Indemnification Agreement, MascoTech assumed, and agreed to indemnify the Company against, all of the liabilities and obligations of the businesses transferred to it in the Company's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities.

     The Company agreed to indemnify a subsidiary of MascoTech against certain liabilities of businesses acquired by such subsidiary from the Company in 1990.

SECURITIES PURCHASE AGREEMENT

     Under a Securities Purchase Agreement, the Company agreed to purchase from MascoTech at MascoTech's option up to $200 million of subordinated debentures and, in connection therewith, MascoTech pays an annual commitment fee to the Company of $250,000. This commitment extends to March 31, 2002. As part of the 1996 transaction referred to above under "Right of First Refusal", MascoTech has agreed to file registration statements under the federal securities laws to enable the Company from time to time to publicly dispose of its MascoTech securities.

FURNISHINGS INTERNATIONAL INC.

     On August 5, 1996, the Company sold its Home Furnishings Group to Furnishings International Inc. ("FII"), a corporation which is owned by a group of investors, including 399 Venture Partners, Inc. (an affiliate of Citicorp), the Company, certain affiliates of Travelers Group, Inc., and certain members of FII's management, including Wayne B. Lyon, a Director of the Company and the Company's former President. The Home Furnishings Group is a manufacturer and marketer of residential furniture and a designer, marketer and distributor of decorative home furnishing fabrics.

     Total proceeds to the Company from the sale of the Home Furnishings Group were approximately $1,050 million, with approximately $708 million in cash. The balance consisted of $285 million of 12% pay-in-kind junior debt securities, and equity securities totaling $57 million, consisting of 13% cumulative preferred stock with a stated value of $55 million, 15 percent of the common stock of FII and convertible preferred stock. The convertible preferred stock represents transferable rights for up to a 25 percent common stock ownership, although the Company is restricted from maintaining an ownership in excess of 20 percent of FII's common equity. As part of the transaction, FII assumed approximately $30 million of bank and other third party indebtedness of the Home Furnishings Group and the Company agreed to indemnify FII against certain liabilities of the Home Furnishings Group and to provide $15 million of credit support arrangements for a period of time, which was subsequently modified to a $20 million arrangement. For 1999, the Company recorded approximately $46.6 million of pay-in-kind interest income from FII and received approximately $7.6 million in cash dividends on the preferred stock. FII reimbursed the Company approximately $216,000 for certain aviation costs incurred in 1999.

     Subject to certain conditions, and upon the request of the Company, FII has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of FII common stock held by the Company. FII also has agreed, subject to certain conditions and upon request of the Company, to conduct an exchange offer under the federal securities laws or to file a registration statement under the federal securities laws, in each case to permit the sale by the Company (or a permitted transferee of the Company) in public offerings of the 12% junior debt securities of FII held by the Company. FII provides indemnification against certain liabilities arising from such transactions.

OTHER RELATED PARTY TRANSACTIONS

     MascoTech GmbH, a German subsidiary of MascoTech, and Masco GmbH, a German subsidiary of the Company, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable by MascoTech GmbH during 1999 was approximately $772,000.

     Sales of products and services and other transactions occur from time to time between the Company and MascoTech. As a result of such transactions in 1999, the Company paid approximately $9.9 million to MascoTech and received approximately $50,000 from MascoTech. MascoTech participates with the Company in a number of national purchasing programs, which enable the Company and MascoTech to obtain favorable terms from certain of their service and product suppliers.

     In 1989 the Company made long-term restricted stock awards to a large number of key Company employees, which included tandem rights to phantom TriMas Corporation ("TriMas") shares having a value equal to the value of a share of TriMas common stock. At the time of the grant, the aggregate value of the award of Company Common Stock to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. On each vesting date the participant received the vesting shares of Company Common Stock and, if the value of the vesting phantom TriMas shares was greater, the participant also received the excess paid in cash. In January 1998, MascoTech acquired the remaining 63 percent of the outstanding shares of TriMas that it did not previously own, including the shares (approximately 4 percent) held by the Company. For the 1998 vesting and the final vesting in 1999, the Compensation Committee of the Board of Directors determined the per share value of TriMas to be $34.50, the price per share paid by MascoTech in connection with its acquisition of TriMas.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with MascoTech and others. The Corporate Opportunities Agreement with MascoTech and other aspects of the relationship between the companies may affect their ability to make acquisitions and develop new business under certain circumstances, although the Company does not believe that it has experienced any such effect to date. Three persons affiliated with the Company are currently members of MascoTech's Board of Directors. Mr. Manoogian, the Company's Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board of MascoTech and a significant stockholder of the Company and MascoTech. Frank M. Hennessey, an executive officer of MascoTech, is a part-time employee of the Company (for no more than twenty percent of his time) in connection with matters with which he was involved when he served as an Executive Vice President of the Company. Mr. Morgan, who is a Director of the Company, is also a director of MascoTech.

     The following table sets forth the number of shares of MascoTech common stock beneficially owned as of March 15, 2000 by the nominees, the Directors and named executive officers and by the Directors and executive officers of the Company as a group. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

                                                                 SHARES OF COMMON
                                                                STOCK OF MASCOTECH
                           NAME                                BENEFICIALLY OWNED(1)
                           ----                                ---------------------
Thomas G. Denomme..........................................                  0
Joseph L. Hudson, Jr. .....................................                  0
Verne G. Istock............................................                  0
Raymond F. Kennedy.........................................             15,000
Mary Ann Krey..............................................                  0
John R. Leekley(2)(8)......................................             26,800
Wayne B. Lyon(2)(3)........................................             62,159
Richard A. Manoogian(2)(4)(5)..............................          6,683,529
John A. Morgan(6)..........................................             32,790
Richard G. Mosteller.......................................                  0
Robert B. Rosowski.........................................             18,600
Arman Simone(2)(7).........................................             20,000
Peter W. Stroh.............................................                  0
All 17 Directors and executive officers of the Company as a
  group (excluding subsidiary, divisional and group
  executives)(2)(3)(4)(5)(6)(7)(8)(9)......................          7,033,090

-------------------------

(1) The only nominee, current Director or named executive officer of the Company who beneficially owns one percent or more of MascoTech common stock is Mr. Manoogian, who beneficially owns 14.7 percent of MascoTech common stock. Directors and executive officers of the Company as a group beneficially own
    15.5 percent of MascoTech common stock.

(2) The directors of the foundations and the charitable organization and the trustees share voting and investment power with respect to the MascoTech securities owned by such entities; however, Messrs. Lyon, Manoogian, Simone and Leekley and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such securities.

(3) Includes 2,000 shares owned by a foundation for which Mr. Lyon serves as director and 24,159 shares which may be acquired upon conversion of convertible securities, of which 386 shares are issuable upon conversion of convertible securities owned by trusts for which Mr. Lyon serves as a trustee.

(4) Includes 1,676,760 shares owned by charitable foundations for which Mr. Manoogian serves as a director, 334,193 shares which can be acquired upon conversion of convertible securities owned by such charitable foundations and 51,000 shares held by trusts of which Mr. Manoogian serves as trustee.

(5) Includes unvested restricted shares issued under the MascoTech's restricted stock incentive plans (201,360 shares for Mr. Manoogian, and 234,174 shares for all current Directors and executive officers of the Company as a group) and shares of MascoTech common stock which may be acquired before May 15, 2000 upon exercise of stock options (251,000 shares for Mr. Manoogian and 260,000 for all Directors and executive officers of the Company as a group). Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(6) Includes for Mr. Morgan 2,316 unvested restricted stock award shares of MascoTech common stock issued under the MascoTech 1997 Non-Employee Directors Stock Plan and 3,000 shares of MascoTech common stock which may be acquired upon exercise of stock options issued under such plan. Holders have voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(7) Includes 10,000 shares owned by a charitable organization for which Mr. Simone serves as a director.

(8) Includes 6,800 shares held by a trust for which Mr. Leekley serves as a trustee.

(9) Includes 27,000 shares owned by trusts for which an executive officer serves as a trustee and 4,354 shares which could be acquired upon conversion of convertible debt securities owned by such trusts.

     As consideration in its acquisition of the Mill's Pride companies ("Mill's Pride") during 1999, the Company issued Common Stock to certain entities that then filed a Schedule 13G with the SEC. Based on the Schedule 13G, the shares of Company Common stock reported therein may be deemed under Rule 13d-3 of the Securities Exchange Act of 1934 to be beneficially owned by Malcolm Healey. See "Security Ownership of Management and Certain Beneficial Owners." In connection with the acquisition, an entity associated with Mr. Healey's son entered into an agreement to provide management services to Mill's Pride until August 31, 2004. In addition, Mill's Pride agreed to continue to provide to such entity certain support services as may be requested from time to time. Mill's Pride continues to lease aircraft from an entity associated with Mr. Healey and his son and holds a $6.975 million secured note, which accrues interest at the Applicable Federal Rate (5.43% per annum) and was issued in connection with a financing arrangement with such entity. Mill's Pride also provides certain management services at a negotiated fee to a company associated with Mr. Healey. Pursuant to these arrangements, since the acquisition Mill's Pride has incurred charges of approximately $304,000 for 1999 and has received payments of approximately $5 million.

                    PROPOSAL TO APPROVE THE AMENDMENT OF THE
                      1991 LONG TERM STOCK INCENTIVE PLAN

     The Company's strategy for aligning the interests of management and other key corporate and divisional employees with the long-term interests of stockholders includes the use of equity-based compensation programs. As noted in the Executive Compensation Committee Report, in recent years the Company has increased its emphasis on this component of the Company's compensation programs. The Company also uses stock-based arrangements as part of its acquisition strategy. In order to ensure that shares continue to be available, the Board of Directors has amended the Masco Corporation 1991 Long Term Stock Incentive Plan (the "Plan"), subject to stockholder approval, principally to increase the number of shares that may be granted under the Plan. The amendment is being submitted to stockholders for approval at the Meeting.

     As originally approved by stockholders in 1991, the Plan included 16,000,000 shares with capacity to issue an additional 16,000,000 shares to the extent the Company acquired the shares in open market purchases or reacquired shares in various ways. Historically, the Company has acquired shares in connection with grants of restricted stock in order to reduce dilution and manage the Company's compensation costs. At March 28, 2000 there were available for grant under the Plan approximately 1,480,000 shares. This amount is not sufficient to meet the Company's needs beyond 2000 in light of the Company's historical practice and the recent use of the Plan to make awards to a broader group of employees. In addition, as discussed below, the Plan may be used for other arrangements designed to enhance stockholder value.

     The Board of Directors has amended the Plan subject to stockholder approval to make 20,000,000 shares available for issuance of awards granted on or after May 17, 2000. In addition, if the Company acquires shares in open market transactions on or after May 17, 2000, in connection with awards made under the Plan, up to 20,000,000 of such acquired shares will be available for issuance of awards. Further, if the amendment is approved, awards made at any time under the Plan (or prior plans) that are settled in cash, expire or are forfeited, or shares surrendered in connection with an award for the payment of taxes or the exercise price, could be reissued without limit. The Plan contains a limit on the number of shares upon which options and stock appreciation rights can be granted to any participant in any calendar year. This limit is required under Internal Revenue Code Section 162(m) in order for the Company to claim income tax deductions relating to such awards. In light of the Company's increased emphasis on stock-based compensation, the Board of Directors has amended the Plan to increase this limit from 2 million to 4 million shares. In addition, the Plan language has been amended to clarify that directors are eligible to participate under the Plan.

     Assuming the amendment is approved by stockholders, effective May 17, 2000, the prior provisions of the Plan relating to shares available under the Plan, eligibility and the maximum individual award limit will cease to apply. Shares available under the Plan may be awarded without further action by stockholders.

     The Company's strategy for aligning management and other key corporate and divisional employees with the long-term interests of stockholders goes beyond compensation programs. As noted in the Executive Compensation Committee Report, the Company's stock ownership guidelines require executives to maintain a substantial personal interest in Company Common Stock. In addition, the Company is considering establishing a program under the Plan intended to encourage management and other key corporate and divisional employees to increase their stock ownership in the Company and therefore the amount they actually have invested. Under such a program, eligible individuals would be offered the opportunity to purchase shares of Common Stock. In order to facilitate the financial capacity of individuals to participate, the Company would arrange third party financing that would be guaranteed by the Company. The level of individual participation would be based on a multiple of compensation, position and other relevant factors that may be considered by the Compensation Committee. A program of this type would encourage key personnel to increase significantly their stake in the Company through the ownership of Common Stock, and the Company believes that participation by the named executive officers would be substantial.

     The following summary is qualified in its entirety by reference to the full text of the Plan as amended, which is attached to this Proxy Statement as Annex A.

GENERAL INFORMATION

     Employees of and consultants to the Company (including directors of the Company) and its affiliates are eligible to receive awards under the Plan. An affiliate is any entity in which the Company has a 20 percent or greater equity interest and any other entity in which the Committee administering the Plan determines the Company has a significant equity interest.

     The Plan permits granting awards of: (1) stock options, including incentive stock options ("ISOs") meeting the requirements of Section 422 of the Code and restoration options described below, (2) stock appreciation rights ("SARs"), (3) restricted stock and restricted stock units, (4) performance awards, (5) dividend equivalents and (6) other awards valued in whole or in part by reference to or otherwise based on Company Common Stock ("other stock-based awards"). The Plan is administered by a Committee composed of at least two of the Company's Directors, each of whom must be a "non-employee director" as such term is defined in Rule 16b-3 under the Exchange Act. The Committee has the authority to establish rules for the administration of the Plan; to select the employees and consultants to whom awards are granted; to determine the types of awards to be granted and the number of shares covered by such awards; to set the terms and conditions of such awards; and to cancel, suspend and amend awards. The Committee may also determine whether the payment of any proceeds of any award shall or may be deferred and may authorize payments representing dividends or interest or their equivalents in connection with any deferred award. Determinations and interpretations of the Committee will be binding on all parties. The Committee may delegate to one or more Directors who may be participants in the Plan the authority to grant awards under the Plan.

     The Board may amend, alter or discontinue the Plan at any time. No amendment may impair the rights of any outstanding award holder without such holder's consent.

     Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon their exercise or vesting the holder will receive cash, stock, other securities, other awards, other property or any combination thereof, as the Committee shall determine. The Plan as amended provides that no participant may receive stock options or SARs in any calendar year that relate to more than 4,000,000 shares of Company Common Stock; provided, however, that such number may be increased with respect to any participant by any shares available for grant to such participant in any prior years that were not granted in such prior years beginning on or after January 1, 2000. Any shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares or treasury shares. Subject to certain limited exceptions and the authority of the Committee to determine otherwise, awards under the Plan may not be transferred. The Plan provides that immediately upon certain events constituting a change in control of the Company, the vesting of all rights of participants accelerates and all restrictions on all awards under the Plan terminate.

     The Committee establishes the purchase price per share for options (not less than the fair market value of a share of Company Common Stock on the date of grant), the term of options, the time at which they may be exercised and such other terms as the Committee deems appropriate. Unless the Committee determines otherwise, payment of the purchase price in full in cash or in shares of Company Common Stock or any combination thereof, at the option of the participant, is required upon option exercise, and options may be exercised for only a limited period of time following termination of the employment or consulting relationship (up to one year in the event of death). If the exercise price of an option granted under the Plan or of any other option is paid in Company Common Stock, the Committee may grant the exercising optionee a restoration option covering a number of shares equal to the number of shares delivered upon such exercise.

     The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine in the case of any SAR not related to an ISO, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant date price of the SAR.

     A restricted stock award may provide the recipient with all of the rights of a stockholder of the Company, including the right to vote the shares and to receive any dividends. Restricted stock and restricted stock units generally will be subject to certain forfeiture conditions and may not be transferred by the recipient until such restrictions lapse. In general, unless the Committee determines otherwise, all shares of restricted stock are forfeited upon termination of the employment or consulting relationship during the restricted period, except that if termination is due to death or permanent and total disability all restrictions lapse immediately and if termination of employment is due to retirement, the restrictions continue to lapse in the same manner as though employment had not terminated.

     Performance awards will provide the holder with rights valued as determined by the Committee and payable to, or exercisable by, the holder, in whole or in part, upon the achievement of such performance goals during such performance periods that the Committee establishes. Dividend equivalents will entitle the holder to receive payments equivalent to dividends or interest with respect to a specified number of shares. The Committee is also authorized to establish the terms and conditions of other stock-based awards.

     If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares, then the Committee may in such manner as it deems equitable, adjust (1) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (2) outstanding awards, including without limitation the number and type of shares (or other securities or property) subject thereto, and (3) the grant, purchase or exercise price with respect to any award, and may make provision for a cash payment to the holder of an outstanding award. The Committee is authorized, for similar purposes, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations or accounting principles.

     The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to effectuate the Plan. Nothing contained in the Plan shall prevent the Company or any affiliate from adopting or continuing in effect other or additional compensation arrangements.

     The benefits or amounts that will be received or allocated in the future under the Plan as amended have not yet been determined. The benefits received under the Plan by the named executive officers are set forth in the Summary Compensation Table. The table below sets forth the awards received by the Company's executive officers as a group under the Plan during 1999. See "Executive Compensation Committee Report" for additional information regarding the terms and conditions that must be satisfied for the awards set forth below to be realized.

                                                               STOCK AWARDS*
                                                      --------------------------------
                                                      DOLLAR VALUE    NUMBER OF SHARES    STOCK OPTIONS**
                                                      ------------    ----------------    ---------------
Executive Officer Group...........................    $   991,000          34,320            1,861,488
Non-executive Officer Employee Group..............    $17,195,000         600,050            1,471,805

-------------------------

 * Table includes number of shares granted and the dollar value of the grant on the date of grant. See "Summary Compensation Table" for further information.

** See "Option Grant Table" for further information.

     On April 18, 2000, the closing price of Company Common Stock on the New York Stock Exchange Composite Table was $22 1/4 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of a stock option or SAR will generally create no immediate tax consequences for the recipient or the Company or an affiliate employing such individual. The holder of an ISO generally will have no taxable income upon exercising the ISO (except that the alternative minimum tax may apply), and the employer generally will receive no tax deduction when an ISO is exercised. Upon exercising a stock option other than an ISO, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price, and the employer will then be entitled to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares or other property received are taxable to the recipient as ordinary income and that amount is also deductible by the employer.

     The tax consequence to an optionee of a disposition of shares acquired through the exercise of an SAR or a stock option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an ISO or by exercising an SAR or stock option other than an ISO. Generally, there will be no tax consequence to the employer in connection with a disposition of shares acquired under an option, except that the employer may be entitled to a tax deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the Plan that are settled in cash or in shares or other property, the holder must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares or other property received (determined as of the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount paid, if any, for such shares or other property by the holder, and the employer will then be entitled to a deduction for the same amount.

     Under New York Stock Exchange requirements, the affirmative vote of a majority of the votes cast on the proposal is needed to approve the proposal, provided that a majority of the issued and outstanding shares of Company Common Stock votes on the proposal. For these purposes, abstentions are counted as votes cast and would have the effect of votes against the proposal. Broker non-votes will be counted in determining the quorum for the meeting, but will not be treated as votes cast.

     IF THE PLAN AS AMENDED IS NOT APPROVED BY STOCKHOLDERS, THE PLAN WILL REMAIN IN EFFECT WITHOUT REGARD TO THE PROPOSED AMENDMENT.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1991 LONG TERM STOCK INCENTIVE PLAN AS AMENDED.

                              STOCKHOLDER PROPOSAL

     Mr. Richard Dee, 115 East 89th Street, New York, NY 10128, record owner of 560 shares of Masco Corporation common stock, has submitted the following proposal:

     "NO MASCO OUTSIDE DIRECTOR SHOULD BE PERMITTED TO HAVE A BUSINESS RELATIONSHIP OF ANY SORT, REGARDLESS OF EXTENT, WITH THE COMPANY, ITS AFFILIATES, ITS MANAGEMENT, OR ITS DIRECTORS.

     "During twenty years as a sponsor of Corporate Governance proposals
 -- including the first such proposal (calling for an outside director board majority) -- and over forty years as banker, investment banker, and investor, I have gained considerable experience with directors and senior managements of major corporations.

     "In 1995, a 'Business Week' writer called and asked if I thought that publicly-owned companies should be allowed to have directors who benefitted from business they or their firms did with companies on whose boards they sat. I replied that I had no objection provided they could act independently and objectively.

     "Four years' research and investigation of Masco and its affiliates and their managements and directors has convinced me that business relationships, regardless of their extent, between directors and companies on whose boards they serve are undesirable, unjustifiable -- and absolutely unnecessary.

     "How objective will a director of a company be when his own firm stands to make or not make a great deal of money depending upon whether he votes for or against acquisitions proposed by a company's management -- even though such acquisitions will substantially increase the company's debt burden, dilute its stock, and very possibly handicap its future?

     "This proposal calls for urgently-needed and long-overdue board reform.

     "Meaningful comparisons and realistic stock valuations have been impossible. How many stockholders have the background, time, or inclination to unravel the tangled web they weave?

     "Masco long-term stockholders have endured a roller-coaster ride for years as the stock has fluctuated widely and performed abysmally compared to well-managed companies and market indexes. During the past six years, long-term investors have seen the market price of Masco stock rise but 50% -- while leading market averages have quadrupled and the stock prices of hundreds of well-managed companies have increased ten-fold.

     "STOCKHOLDERS HEREBY REQUEST THAT THE BOARD OF DIRECTORS PROMPTLY ADOPT A RESOLUTION REQUIRING THAT OUTSIDE DIRECTORS HAVE NO BUSINESS RELATIONSHIPS OF ANY KIND, REGARDLESS OF EXTENT, WITH THE COMPANY, ITS AFFILIATES (PRESENT AND FORMER), ITS MANAGEMENT, AND/OR ITS DIRECTORS.

     "PLEASE VOTE FOR THIS PROPOSAL."

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Although your Board of Directors strongly agrees with the Proponent's desire to prohibit material relationships between the Company and its Outside Directors, your Board believes that this concern has been fully and appropriately addressed by the policy adopted by the Board over a year ago. This existing policy states unequivocally that "Masco Outside Directors shall not be employed by the Company or by any of its affiliates, or by an entity benefiting from a material relationship therewith." Among other relationships, this existing policy prevents the Company's Outside Directors or their firms from receiving any fee, other than normal directors' fees, in connection with any acquisition involving the Company, and no such fee has ever been received by any of these five Outside Directors.

     Your Board believes that the Proponent's proposal is unnecessary in light of the existing Board policy. In addition, the Proponent's ambiguously worded proposal goes much too far in trying to limit Outside Directors from every "business relationship of any sort, regardless of extent," since immaterial relationships will not impair the independence and objectivity of any Outside Director. If the Proponent's proposal were applied literally, Outside Directors could be prohibited from investing in stock of the Company, entering into consumer transactions with the Company or joining with another Outside Director in making an investment in a wholly unrelated venture. A candidate who served as a director of a public utility that supplied power or other services to the Company would also be precluded from becoming an Outside Director of the Company. We do not believe that an otherwise qualified individual should be precluded from serving as a Director due to these types of associations. We also do not feel it is in the interests of the Company to be compelled to police these types of immaterial relationships.

     The affirmative vote of a majority of the votes cast on the proposal is required for approval. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the proposal.

     Because your Board of Directors believes that the Proponent's proposal is overbroad and unduly vague, and because we believe the existing policy described above appropriately addresses the need to maintain the integrity and objectivity of our Outside Directors, WE URGE STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the Company's financial statements for the year 2000, and believes it appropriate to submit its selection for ratification by stockholders.

     PricewaterhouseCoopers has acted as the Company's independent certified public accounting firm for over 39 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company as well as for MascoTech. Representatives of PricewaterhouseCoopers are expected to be present at the Meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     The affirmative vote of a majority of the votes cast is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year, except for two reports of Mr. Simone covering the acquisition of 41 shares of Company Common Stock through optional cash purchases under the Company's Dividend Reinvestment Plan that were made after the due date.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2001 Annual Meeting or at such Meeting must provide written notice of such intent to the Chairman or Secretary of the Company at its address stated in the Notice of Annual Meeting of Stockholders by December 25, 2000. Management's proxies will have the right to exercise discretionary voting authority on any matter with respect to which the Company has not received notice in writing by December 25, 2000.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                      /s/ Eugene A. Gargaro, Jr.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 24, 2000

                                                                         ANNEX A

                               MASCO CORPORATION

                      1991 LONG TERM STOCK INCENTIVE PLAN
                     (AMENDED AND RESTATED APRIL 17, 2000)

SECTION 1. PURPOSES

     The purposes of the 1991 Long Term Stock Incentive Plan (the "Plan") are to encourage selected employees of and consultants to Masco Corporation (the "Company") and its Affiliates to acquire a proprietary interest in the Company in order to create an increased incentive to contribute to the Company's future success and prosperity, and enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom the sustained progress, growth and profitability of the Company depend, thus enhancing the value of the Company for the benefit of its stockholders.

SECTION 2. DEFINITIONS

     As used in the Plan, the following terms shall have the meanings set forth below:

          (a) "Affiliate" shall mean any entity in which the Company's direct or indirect equity interest is at least twenty percent, and any other entity in which the Company has a significant direct or indirect equity interest, whether more or less than twenty percent, as determined by the Committee.

          (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

          (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (e) "Committee" shall mean a committee of the Company's directors designated by the Board of Directors to administer the Plan and composed of not less than two directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3.

          (f) "Dividend Equivalent" shall mean any right granted under Section 6(e) of the Plan.

          (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (h) "Incentive Stock Option" shall mean an Option granted under
     Section 6(a) of the Plan that is intended to meet the requirements of
     Section 422 of the Code, or any successor provision thereto.

          (i) "Non-Qualified Stock Option" shall mean an Option granted under
     Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

          (j) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          (k) "Other Stock-Based Award" shall mean any right granted under
     Section 6(f) of the Plan.

          (l) "Participant" shall mean an employee of or consultant to the Company or any Affiliate or a director of the Company designated to be granted an Award under the Plan.

          (m) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          (n) "Prior Plans" shall mean the Company's 1988 Restricted Stock Incentive Plan and 1988 Stock Option Plan.

          (o) "Restricted Period" shall mean the period of time during which Awards of Restricted Stock or Restricted Stock Units are subject to restrictions.

          (p) "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

          (q) "Restricted Stock Unit" shall mean any right granted under Section 6(c) of the Plan that is denominated in Shares.

          (r) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

          (s) "Section 16" shall mean Section 16 of the Exchange Act, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or any successor provision, rule or regulation.

          (t) "Shares" shall mean the Company's common stock, par value $1.00 per share, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(c) of the Plan.

          (u) "Stock Appreciation Right" shall mean any right granted under
     Section 6(b) of the Plan.

SECTION 3. ADMINISTRATION

     The Committee shall administer the Plan, and subject to the terms of the Plan and applicable law, the Committee's authority shall include without limitation the power to:

          (i) designate Participants;

          (ii) determine the types of Awards to be granted;

          (iii) determine the number of Shares to be covered by Awards and any payments, rights or other matters to be calculated in connection therewith;

          (iv) determine the terms and conditions of Awards and amend the terms and conditions of outstanding Awards;

          (v) determine how, whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended;

          (vi) determine how, whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

          (vii) determine the methods or procedures for establishing the fair market value of any property (including, without limitation, any Shares or other securities) transferred, exchanged, given or received with respect to the Plan or any Award;

          (viii) prescribe and amend the forms of Award Agreements and other instruments required under or advisable with respect to the Plan;

          (ix) designate Options granted to key employees of the Company or its subsidiaries as Incentive Stock Options;

          (x) interpret and administer the Plan, Award Agreements, Awards and any contract, document, instrument or agreement relating thereto;

          (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the administration of the Plan;

          (xii) decide all questions and settle all controversies and disputes which may arise in connection with the Plan, Award Agreements and Awards;

          (xiii) delegate to directors of the Company the authority to designate Participants and grant Awards, and to amend Awards granted to Participants;

          (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the interpretation, application and administration of the Plan, Award Agreements and Awards.

     All designations, determinations, interpretations and other decisions under or with respect to the Plan, Award Agreements or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, Affiliates, Participants, beneficiaries of Awards and stockholders of the Company.

SECTION 4. SHARES AVAILABLE FOR AWARDS

     (a) Shares Available. Subject to adjustment as provided in Section 4(c):

     The maximum number of Shares available for issuance in respect of Awards made under the Plan on or after May 17, 2000 shall be 20,000,000 shares plus up to an additional 20,000,000 shares to the extent Shares are acquired by the Company, including Shares purchased in the open market, on or after May 17, 2000 in connection with awards made under the Plan, provided, however, that in the event (i) an Award in respect of Shares under the Plan or the Prior Plans is settled for cash or expires or is terminated unexercised as to any Shares covered thereby, (ii) any Award under the Plan or the Prior Plans in respect of shares is cancelled or forfeited for any reason without the delivery of Shares,
(iii) any Option or other Award granted is exercised through the surrender of Shares, or (iv) tax obligations are satisfied through the surrender or withholding of Shares, the number of Shares available for issuance in respect of Awards under the Plan shall be increased by the number of Shares not delivered in connection with any such Award or so surrendered or withheld. Not more than 20,000,000 shares may be awarded as incentive stock options on or after May 17, 2000. Subject to the foregoing, Shares may be made available from the authorized but unissued Shares of the Company or from Shares reacquired by the Company, including but not limited to Shares purchased in the open market.

     (b) Individual Stock-Based Awards. Subject to adjustment as provided in
Section 4(c), no Participant may receive Options or Stock Appreciation Rights under the Plan in any calendar year that relate to more than 4,000,000 shares in the aggregate; provided, however, that such number may be increased with respect to any Participant by any Shares available for grant to such Participant in accordance with this Paragraph 4(b) in any prior years that were not granted in such prior year beginning on or after January 1, 2000. No provision of this Paragraph 4(b) shall be construed as limiting the amount of any other stock-based or cash-based Award which may be granted to any Participant.

     (c) Adjustments. Upon the occurrence of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), change in the capital or shares of capital stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or extraordinary transaction or event which affects the Shares, then the Committee shall have the authority to make such adjustment, if any, in such manner as it deems appropriate, in (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, (ii) outstanding Awards including without limitation the number and type of Shares (or other securities or property) subject thereto, and
(iii) the grant, purchase or exercise price with respect to outstanding Awards and, if deemed appropriate, make provision for cash payments to the holders of outstanding Awards; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. ELIGIBILITY

     Any employee of or consultant to the Company or any Affiliate, or any director of the Company, is eligible to be designated a Participant.

SECTION 6. AWARDS

     (a) Options. The Committee is authorized to grant Options to Participants.

          (i) Committee Determinations. Subject to the terms of the Plan, the Committee shall determine:

             (A) the purchase price per Share under each Option, provided, however, that such price shall be not less than 100% of the fair market value of the Shares underlying such Option on the date of grant;

             (B) the term of each Option; and

             (C) the time or times at which an Option may be exercised, in whole or in part, the method or methods by which and the form or forms (including, without limitation, cash, Shares, other Awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

     Subject to the terms of the Plan, the Committee may impose such conditions or restrictions on any Option as it deems appropriate.

          (ii) Other Terms. Unless otherwise determined by the Committee:

             (A) A Participant electing to exercise an Option shall give written notice to the Company, as may be specified by the Committee, of exercise of the Option and the number of Shares elected for exercise, such notice to be accompanied by such instruments or documents as may be required by the Committee, and shall tender the purchase price of the Shares elected for exercise.

             (B) At the time of exercise of an Option payment in full in cash or in Shares (that have been held by the Participant for at least six months) or any combination thereof, at the option of the Participant, shall be made for all Shares then being purchased.

             (C) The Company shall not be obligated to issue any Shares unless and until:

                (I) if the class of Shares at the time is listed upon any stock exchange, the Shares to be issued have been listed, or authorized to be added to the list upon official notice of issuance, upon such exchange, and

                (II) in the opinion of the Company's counsel there has been compliance with applicable law in connection with the issuance and delivery of Shares and such issuance shall have been approved by the Company's counsel.

     Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as the Company's counsel may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the Shares will be made only in such manner as shall be in accordance with law and that the Participant will notify the Company of any intent to make any disposition of the Shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights of a stockholder only as and when Shares have been actually issued to the Participant pursuant to the Plan.

             (D) If the employment of or consulting arrangement with a Participant terminates for any reason (including termination by reason of the fact that an entity is no longer an Affiliate) other than the Participant's death, the Participant may thereafter exercise the Option as provided below, except that the Committee may terminate the unexercised portion of the Option concurrently with or at any time following termination of the employment or consulting arrangement (including termination of employment upon a change of status from employee to consultant) if it shall determine that the Participant has engaged in any activity detrimental to the interests of the Company or an Affiliate. If such termination is voluntary on the part of the Participant, the Option may be exercised only within ten days after the date of termination. If such termination is involuntary on the part of the Participant, if an employee retires on or after normal retirement date or if the employment or consulting relationship is terminated by reason of permanent and total disability, the Option may be exercised within three months after the date of termination or retirement. For purposes of this Paragraph (D), a Participant's employment or consulting arrangement shall not be considered terminated (i) in the case of approved sick leave or other bona fide leave of absence (not to exceed one year), (ii) in the case of a transfer of employment or the consulting arrangement among the Company and Affiliates, or (iii) by virtue of a change of status from employee to consultant or from consultant to employee, except as provided above.

             (E) If a Participant dies at a time when entitled to exercise an Option, then at any time or times within one year after death such Option may be exercised, as to all or any of the Shares which the Participant was entitled to purchase immediately prior to death. The Company may decline to deliver Shares to a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company. Except as so exercised such Option shall expire at the end of such period.

             (F) An Option may be exercised only if and to the extent such Option was exercisable at the date of termination of employment or the consulting arrangement, and an Option may not be exercised at a time when the Option would not have been exercisable had the employment or consulting arrangement continued.

          (iii) Restoration Options. The Committee may grant a Participant the right to receive a restoration Option with respect to an Option or any other stock option granted by the Company. Unless the Committee shall otherwise determine, a restoration Option shall provide that the underlying option must be exercised while the Participant is an employee of or consultant to the Company or an Affiliate and the number of Shares which are subject to a restoration Option shall not exceed the number of whole Shares exchanged in payment for the exercise of the original option.

     (b) Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the fair market value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise over
(ii) the grant price of the right as specified by the Committee. Subject to the terms of the Plan, the Committee shall determine the grant price, term, methods of exercise and settlement and any other terms and conditions of any Stock Appreciation Right and may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

     (c) Restricted Stock and Restricted Stock Units.

          (i) Issuance. The Committee is authorized to grant to Participants Awards of Restricted Stock, which shall consist of Shares, and Restricted Stock Units which shall give the Participant the right to receive cash, other securities, other Awards or other property, in each case subject to the termination of the Restricted Period determined by the Committee.

          (ii) Restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to portions of Shares covered by the same Award. Subject to the terms of the Plan, Awards of Restricted Stock and Restricted Stock Units shall have such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise. Unless the Committee shall otherwise determine, any Shares or other securities distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Shares shall be subject to the restrictions contained in the applicable Award Agreement. Subject to the aforementioned restrictions and the provisions of the Plan, Participants shall have all of the rights of a stockholder with respect to Shares of Restricted Stock.

          (iii) Registration. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates.

          (iv) Forfeiture. Except as otherwise determined by the Committee:

             (A) If the employment of or consulting arrangement with a Participant terminates for any reason (including termination by reason of the fact that any entity is no longer an Affiliate), other than the Participant's death or permanent and total disability or, in the case of an employee, retirement on or after normal retirement date, all Shares of Restricted Stock theretofore awarded to the Participant which are still subject to restrictions shall upon such termination of employment or the consulting relationship be forfeited and transferred back to the Company. Notwithstanding the foregoing or Paragraph (C) below, if a Participant continues to hold an Award of Restricted Stock following termination of the employment or consulting arrangement (including retirement and termination of employment upon a change of status from employee to consultant), the Shares of Restricted Stock which remain subject to restrictions shall nonetheless be forfeited and transferred back to the Company if the Committee at any time thereafter determines that the Participant has engaged in any activity detrimental to the interests of the Company or an Affiliate. For purposes of this Paragraph
        (A), a Participant's employment or consulting arrangement shall not be considered terminated (i) in the case of approved sick leave or other bona fide leave of absence (not to exceed one year), (ii) in the case of a transfer of employment or the consulting arrangement among the Company and Affiliates, or (iii) by virtue of a change of status from employee to consultant or from consultant to employee, except as provided above.

             (B) If a Participant ceases to be employed or retained by the Company or an Affiliate by reason of death or permanent and total disability or if following retirement a Participant continues to have rights under an Award of Restricted Stock and thereafter dies, the restrictions contained in the Award shall lapse with respect to such Restricted Stock.

             (C) If an employee ceases to be employed by the Company or an Affiliate by reason of retirement on or after normal retirement date, the restrictions contained in the Award of Restricted Stock shall continue to lapse in the same manner as though employment had not terminated.

             (D) At the expiration of the Restricted Period as to Shares covered by an Award of Restricted Stock, the Company shall deliver the Shares as to which the Restricted Period has expired, as follows:

               (1) if an assignment to a trust has been made in accordance with
           Section 6(g)(iv)(B)(2)(c), to such trust; or

                (2) if the Restricted Period has expired by reason of death and a beneficiary has been designated in form approved by the Company, to the beneficiary so designated; or

                (3) in all other cases, to the Participant or the legal representative of the Participant's estate.

     (d) Performance Awards. The Committee is authorized to grant Performance Awards to Participants. Subject to the terms of the Plan, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and other terms and conditions shall be determined by the Committee.

     (e) Dividend Equivalents. The Committee is authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan, such Awards may have such terms and conditions as the Committee shall determine.

     (f) Other Stock-Based Awards. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants to persons who are subject to Section 16 must comply with the provisions of Rule 16b-3. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this
Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof, as the Committee shall determine.

     (g) General.

          (i) No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

          (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under another plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (iii) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

          (iv) Limits on Transfer of Awards.

             (A) Except as the Committee may otherwise determine, no Award or right under any Award may be sold, encumbered, pledged, alienated, attached, assigned or transferred in any manner and any attempt to do any of the foregoing shall be void and unenforceable against the Company.

             (B) Notwithstanding the provisions of Paragraph (A) above:

     (1) An Option may be transferred:

          (a) to a beneficiary designated by the Participant in writing on a form approved by the Committee;

          (b) by will or the applicable laws of descent and distribution to the personal representative, executor or administrator of the Participant's estate; or

          (c) to a revocable grantor trust established by the Participant for the sole benefit of the Participant during the Participant's life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity. Such assignment shall be effected by a written instrument in form and content satisfactory to the Committee, and the Participant shall deliver to the Committee a true copy of the agreement or other document evidencing such trust. If in the judgment of the Committee the trust to which a Participant may attempt to assign rights under such an Award does not meet the criteria of a trust to which an assignment is permitted by the terms hereof, or if after assignment, because of amendment, by force of law or any other reason such trust no longer meets such criteria, such attempted assignment shall be void and may be disregarded by the Committee and the Company and all rights to any such Options shall revert to and remain solely in the Participant. Notwithstanding a qualified assignment, the Participant, and not the trust to which rights under such an Option may be as signed, for the purpose of determining compensation arising by reason of the Option shall continue to be considered an employee or consultant, as the case may be, of the Company or an Affiliate, but such trust and the Participant shall be bound by all of the terms and conditions of the Award Agreement and this Plan. Shares issued in the name of and delivered to such trust shall be conclusively considered issuance and delivery to the Participant.

     (2) A Participant may assign or transfer rights under an Award of Restricted Stock or Restricted Stock Units:

          (a) to a beneficiary designated by the Participant in writing on a form approved by the Committee;

          (b) by will or the applicable laws of descent and distribution to the personal representative, executor or administrator of the Participant's estate; or

          (c) to a revocable grantor trust established by the Participant for the sole benefit of the Participant during the Participant's life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity. Such assignment shall be effected by a written instrument in form and content satisfactory to the Committee, and the Participant shall deliver to the Committee a true copy of the agreement or other document evidencing such trust. If in the judgment of the Committee the trust to which a Participant may attempt to assign rights under such an Award does not meet the criteria of a trust to which an assignment is permitted by the terms hereof, or if after assignment, because of amendment, by force of law or any other reason such trust no longer meets such criteria, such attempted assignment shall be void and may be disregarded by the Committee and the Company and all rights to any such Awards shall revert to and remain solely in the Participant. Notwithstanding a qualified assignment, the Participant, and not the trust to which rights under such an Award may be assigned, for the purpose of determining compensation arising by reason of the Award shall continue to be considered an employee or consultant, as the case may be, of the Company or an Affiliate, but such trust and the Participant shall be bound by all of the terms and conditions of the Award Agreement and this Plan. Shares issued in the name of and delivered to such trust shall be conclusively considered issuance and delivery to the Participant.

     (3) The Committee shall not permit directors or officers of the Company for purposes of Section 16 to transfer or assign Awards except as permitted under Rule 16b-3.

             (C) The Committee, the Company and its officers, agents and employees may rely upon any beneficiary designation, assignment or other instrument of transfer, copies of trust agreements and any other documents delivered to them by or on behalf of the Participant which they believe genuine and any action taken by them in reliance thereon shall be conclusive and binding upon the Participant, the personal representatives of the Participant's estate and all persons asserting a claim based on an Award. The delivery by a Participant of a beneficiary designation, or an assignment of rights under an Award as permitted hereunder, shall constitute the Participant's irrevocable undertaking to hold the Committee, the Company and its officers, agents and employees harmless against claims, including any cost or expense incurred in defending against claims, of any person (including the Participant) which may be asserted or alleged to be based on an Award subject to a beneficiary designation or an assignment. In addition, the Company may decline to deliver Shares to a beneficiary until it receives indemnity against claims of third parties satisfactory to the Company.

     (v) Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the

Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (vi) Change in Control. (A) Notwithstanding any of the provisions of this Plan or instruments evidencing Awards granted hereunder, upon a Change in Control of the Company (as hereinafter defined) the vesting of all rights of Participants under outstanding Awards shall be accelerated and all restrictions thereon shall terminate in order that Participants may fully realize the benefits thereunder. Such acceleration shall include, without limitation, the immediate exercisability in full of all Options and the termination of restrictions on Restricted Stock and Restricted Stock Units. Further, in addition to the Committee's authority set forth in Section 4(c), the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award, upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control.

             (B) With respect to any Award granted hereunder prior to December 6, 1995, a Change in Control shall occur if:

                (1) any "person" or "group of persons" as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than pursuant to a transaction or agreement previously approved by the Board of Directors of the Company, directly or indirectly purchases or otherwise becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition) of voting securities representing 25 percent or more of the combined voting power of all outstanding voting securities of the Company; or

                (2) during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company's Board of Directors, and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof.

             (C) Notwithstanding the provisions of subparagraph (B), with respect to Awards granted hereunder on or after December 6, 1995, a Change in Control shall occur only if the event described in this subparagraph (C) shall have occurred. With respect to any other Award granted prior thereto, a Change in Control shall occur if any of the events described in subparagraphs (B) or (C) shall have occurred, unless the holder of any such Award shall have consented to the application of this subparagraph (C) in lieu of the foregoing subparagraph (B). A Change in Control for purposes of this subparagraph (C) shall occur if, during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company's Board of Directors, and any new directors (other than Excluded Directors, as hereinafter defined), whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof. For purposes hereof, "Excluded Directors" are directors whose election by the Board or approval by the Board for stockholder election occurred within one year of any "person" or "group of persons", as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, commencing a tender offer for, or becoming the beneficial owner of, voting securities representing 25 percent or more of the combined voting power of all outstanding voting securities of the Company, other than pursuant to a tender offer approved by the Board prior to its commencement or pursuant to stock acquisitions approved by the Board prior to their representing 25 percent or more of such combined voting power.

             (D) (1) In the event that subsequent to a Change in Control it is determined that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, other than any payment pursuant to this subparagraph (D) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then such Participant shall be entitled to receive from the Company, within 15 days following the determination described in (2) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by such Participant of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, such Participant retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

             (2) All determinations required to be made under this Section 6(g)(vi)(D), including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by PricewaterhouseCoopers LLP, or such other national accounting firm as the Company, or, subsequent to a Change in Control, the Company and the Participant jointly, may designate, for purposes of the Excise Tax, which shall provide detailed supporting calculations to the Company and the affected Participant within 15 business days of the date of the applicable Payment. Except as hereinafter provided, any determination by PricewaterhouseCoopers LLP, or such other national accounting firm, shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code that may exist at the time of the initial determination hereunder, it is possible that (x) certain Excise Tax Adjustment Payments will not have been made by the Company which should have been made (an "Underpayment"), or (y) certain Excise Tax Adjustment Payments will have been made which should not have been made (an "Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, such Underpayment shall be promptly paid by the Company to or for the benefit of the affected Participant. In the event that the Participant discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Company.

             (3) This Section 6(g)(vi)(D) shall not apply to any Award (x) that was granted prior to February 17, 1993 and (y) the holder of which is an executive officer of the Company, as determined under the Exchange Act.

     (vii) Cash Settlement. Notwithstanding any provision of this Plan or of any Award Agreement to the contrary, any Award outstanding hereunder may at any time be cancelled in the Committee's sole discretion upon payment of the value of such Award to the holder thereof in cash or in another Award hereunder, such value to be determined by the Committee in its sole discretion.

SECTION 7. AMENDMENT AND TERMINATION

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

          (a) Amendments to the Plan. The Board of Directors of the Company may amend the Plan and the Board of Directors or the Committee may amend any outstanding Award; provided, however, that (i) no Plan amendment shall be effective until approved by stockholders of the Company insofar as stockholder approval thereof is required in order for the Plan to continue to satisfy the conditions of Rule 16b-3, and (ii) without the consent of affected Participants no amendment of the Plan or of any

     Award may impair the rights of Participants under outstanding Awards, and
     (iii) no Option may be amended to reduce its initial exercise price other than in connection with an event described in Section 4(c) hereof.

          (b) Waivers. The Committee may waive any conditions or rights under any Award theretofore granted, prospectively or retroactively, without the consent of any Participant.

          (c) Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

          (d) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to effectuate the Plan.

SECTION 8. GENERAL PROVISIONS

          (a) No Rights to Awards. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant.

          (b) Withholding. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards or other property) of withholding taxes due in respect of an Award, its exercise or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

          (c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          (d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or other written agreement with the Participant.

          (e) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable Federal law.

          (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

          (g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

          (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

          (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 9. EFFECTIVE DATE OF THE PLAN

     The Plan shall be effective as of the date of its approval by the Company's stockholders.

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                      MAP

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2000
                               MASCO CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 17, 2000, at 2:00 p.m. and at any adjournment thereof.

     The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                     (Continued and to be signed and dated on the reverse side.)





                                                       MASCO CORPORATION
                                                       P.O. BOX 11261
                                                       NEW YORK, N.Y. 10203-0261

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          MASCO CORPORATION                     VOTE BY TELEPHONE OR INTERNET
                                                24 HOURS A DAY, 7 DAYS A WEEK
--------------------------------------         --------------------------------------         --------------------------------------
            TELEPHONE                     OR                 INTERNET                  OR                      MAIL
            800-648-2029                          http://proxy.shareholder.com/mas
--------------------------------------         --------------------------------------         --------------------------------------

Use any touch-tone telephone to vote           Use the Internet to vote your proxy.           Mark, sign and date your proxy card
your proxy.  Have your proxy card in           Have your proxy card in hand when you          and return it in the postage-paid
hand when you call.  You will be               access the website.  You will be               envelope we have provided.
prompted to enter your control number,         prompted to enter your control number,
located in the box below, and then             located in the box below, to create an
follow the simple directions.                  electronic ballot.


---------------------------------------------------------------------------
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.
---------------------------------------------------------------------------

---------------------------------------------------------------------------
If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.
---------------------------------------------------------------------------


                                                                                             CALL TOLL-FREE TO VOTE
                                                                                            IT'S FAST AND CONVENIENT

                                                                                                   800-648-2029

                                                                                      ---------------------------------------------


                                                                                                   CONTROL NUMBER FOR
                                                                                               TELEPHONE OR INTERNET VOTING
                                                                                       ---------------------------------------------

               - DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL-

-----------------------------------------------------------------------------------------------------------------------------------

                              PLEASE DETACH HERE
               -You must detach this portion of the Proxy Card-
                 before returning it in the enclosed envelope

--------------------------------------------------------------------------------


      ------

      ------


(1) Election of Directors   FOR all nominees  [ ]   WITHHOLD AUTHORITY to vote for   [ ]            EXCEPTIONS    [ ]
                            listed below            all nominees listed below

Class III Directors to hold office until the Annual Meeting of Stockholders in 2003 or until their respective successors are elected and qualified.
Nominees:  THOMAS G. DENOMME, MARY ANN KREY AND RICHARD A. MANOOGIAN
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
NOMINEE'S NAME.)

(2)  Proposal to approve the amendment of the Company's        (3)  Ratification of the selection of PricewaterhoseCoopers LLP as
     1991 Long Term Stock Incentive Plan.                           independent auditors for the Company for the year 2000.



FOR   [ ]      AGAINST   [ ]      ABSTAIN    [ ]               FOR   [ ]      AGAINST   [ ]      ABSTAIN    [ ]


(4)  Stockholder proposal regarding director business          (5)   In the proxies' discretion upon such other business as may
     relationships.                                                   properly come before the meeting.


FOR   [ ]      AGAINST   [ ]      ABSTAIN    [ ]

The shares represented by this Proxy will be voted in accordance
with the specifications above. IF SPECIFICATIONS ARE NOT MADE,                          Change of Address or
THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES,FOR                            Comments Mark Here        [ ]
THE AMENDMENT OF THE COMPANY'S STOCK INCENTIVE PLAN, FOR
RATIFICATION OF INDEPENDENT AUDITORS, AGAINST THE STOCKHOLDER
PROPOSAL AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTER
THAT MAY PROPERLY COME BEFORE THE MEETING.


                                                                      Please sign exactly as name appears at left.  Executors,
                                                                      administrators, trustees et al. should so indicate when
                                                                      signing. If the signature is for a corporation, please
                                                                      sign the full corporate name by an authorized officer.
                                                                      If the signature is for a partnership, please sign the full partnership name by an authorized person.  If shares are
                                                                      registered in more than one name, all holders must sign.

                                                                      Dated:
                                                                           ----------------------------------------------, 2000

                                                                      ---------------------------------------------------(L.S.)
                                                                      Signature

                                                                      ---------------------------------------------------(L.S.)
                                                                      Signature

                                                                      VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.  [X}

IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
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